EXHIBIT 10.5
Execution Version
INTERCOMPANY SERVICES AGREEMENTS
Effective Date: December ___, 2007
The Parties:
     Infogrames Entertainment SA, a French company having its principal place of business at 1 Place Verrazzano 69252 Lyon Cedex 09, France (“Infogrames”), Atari Interactive, Inc. (“Interactive”) and Humongous, Inc., each a Delaware corporation, having its principal place of business at 417 Fifth Avenue, New York 10016, United States of America (collectively, the “Infogrames Affiliates”)
               and
     Atari, Inc., a Delaware corporation, having its principal place of business at 417 Fifth Avenue, New York 10016, United States of America (“Atari” and collectively with the Infogrames Affiliates, the “Parties”).
     WHEREAS, this Intercompany Services Agreement (this “Intercompany Services Agreement”) sets forth the principal terms and conditions agreed to by the Parties under which, among other things, Infogrames and Atari shall terminate the Current Services Agreements (as defined below) and in replacement thereof Atari shall provide intercompany services to Infogrames and the other Infogrames Affiliates for an initial period commencing as of the date hereof (the “Effective Date”) and ending June 30, 2008, subject to renewal as set forth hereafter.
     NOW THEREFORE, in consideration of the conditions and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Atari and the Infogrames Affiliates (as applicable) agree as follows:
1.	Termination and Replacement of Current Intercompany Services Agreements: This Intercompany Services Agreement hereby supersedes, replaces and terminates (a) the Management and Services Agreement dated as of March 31, 2006, between Infogrames and Atari (and any amendments and addenda thereto, the “Management Services Agreement”) and (b) the Services Agreement dated March 31, 2006 between Infogrames and Atari (and any amendments and addenda thereto, the “Services Agreement” and together with the Management Services Agreement, the “Current Services Agreements”). As of the Effective Date, the Current Services Agreements shall be of no further force or effect, except for those provisions which shall survive by the express terms of Section 2.03 of each of the respective Current Services Agreements and in accordance with the terms thereof.

From time to time, upon the mutual consent of Infogrames and Atari and on a case by case basis, Infogrames and Atari, may enter short term arrangements pursuant to which Infogrames will provide special projects and services to Atari (e.g., strategic assistance, funding research), subject to mutually agreeable terms and conditions.

2.	Reconciliation of Amounts Due. Within forty-five (45) days of the Effective Date, all outstanding amounts due in connection with the Current Services Agreements, including without limitation all costs, expenses, and other compensation provided therein shall be reconciled with the net amount payable to Infogrames or Atari, as applicable.

3.	Initial Term and Renewal:

The initial term of this Intercompany Services Agreement shall commence on the Effective Date and continue through June 30, 2008 (the “Initial Term”). The Parties may renew this Intercompany Services Agreement for additional periods of three months (the “Renewal Periods” and if any, together with the Initial Term, the “Term”).

The parties shall in good faith confer no later than 15 days before the expiration of the Initial Term and/or the Renewed Periods to determine whether to continue to renew this Intercompany Services Agreement.

4.	Provision of Services. During the Term, Atari shall provide to the Infogrames Affiliates those services described in Schedule 1 subject to the terms and conditions set forth herein (the “Services”) and at the respective costs set forth on Exhibits A2, B1, and C2.
All employees and representatives of Atari or its subsidiaries providing the Services hereunder to the Infogrames Affiliates during the Term (collectively, the “Services Employees”) shall be deemed for all purposed (including compensation and employee benefits) to be employees or representatives solely of Atari, and not to be employees, representatives, or independent contractors of the Infogrames Affiliates.
For the avoidance of doubt, any other services previously provided by Atari to the Infogrames Affiliates under the Services Agreement and not expressly set forth on Schedule 1 are hereby terminated (e.g., PR and Corporate Communications services).
5.	Further Assurances. During the Term, Atari shall use its commercially reasonable efforts to assist and facilitate the Infogrames Affiliates in their efforts to establish the systems and work force necessary for them to provide the Services for themselves (the “Assistance Project”). Atari shall provide to Infogrames reasonable access (subject to applicable confidentiality restrictions) to those records, files, materials, and resources dedicated and/or necessary to the provision of the Services and/or currently used primarily therewith, as soon as possible following the Effective Date.

Atari shall be entitled to bill the Infogrames Affiliates and the Infogrames Affiliates shall pay for time expended in connection with the Assistance Project based upon a scope and timing allocation mutually agreed upon by the parties hereto. If in connection with such efforts, Atari provides to the Infogrames Affiliates any proprietary or sensitive information, the Infogrames Affiliates agree to keep all such information confidential.

6.	Work Force. On and after the Effective Date, Atari shall use reasonable efforts to continue to employ each person listed on Exhibit A1 (the “Service Employees”) until the expiration of the Term, provided however, that Atari shall be permitted to terminate any Service Employee for cause (as determined in its sole discretion).

Atari shall not be required to maintain the employment (or hire replacement personnel) for Service Employees that have been terminated or have voluntarily resigned from Atari. Atari shall be required to find alternative solutions (in consultation with Infogrames), if necessary, in order to maintain provision of the Services provided by any Services Employee that resigns or is terminated for cause within a 15 business day period.

The portion of the working time and annual charge of/for the Service Employees which shall be allocated and billed to Infogrames or Interactive, as applicable, is set forth on Exhibit A1.

Unless otherwise agreed upon by the Parties, no Service Employees shall be solicited or hired by any of the Infogrames Affiliates (or any other entity affiliated therewith, except Atari) during the Term or for a period of one (1) year thereafter. On or before December 15, 2007, the Parties shall confer as to whether any Service Employees shall be offered employment with any of the Infogrames Affiliates (subject to all applicable employee rights). Atari shall, during the period starting from the Effective Date and ending on December 15, 2007, identify those employees whom Atari is willing to permit being offered employment by the Infogrames Affiliates. Atari shall furnish a written list identifying the potential offerees of employment to Infogrames

7.	Billing and Payment for Services. Following the Effective Date, Atari shall on a quarterly basis submit to Infogrames its billing invoice in US Dollars (the “Services Invoice”) setting out itemized fees and costs in connection with the Services (which may differ from the amounts set forth on the Exhibits hereto, which reflect current budgeted amounts though the allocation percentage is fixed). In no case shall the billed amount exceed the applicable budgeted amounts, except for the costs associated with IT and MIS Services listed on Exhibit B1. Additional itemization and further explanation and substantiation of charges shall be supplied to Infogrames upon its reasonably request. Payment by Infogrames in respect of any such invoice shall be made within 30 days after the date upon which such Services Invoice is sent to Infogrames.

The Parties acknowledge that they (or their affiliates) currently provide various rights and services to one another pursuant but not limited to distribution agreements, production services agreements, and quality assurance service agreements (collectively, the “Other Intercompany Agreements”). The Parties expressly agree that each Party shall have the right throughout the Term to offset such payments as are owed under this Intercompany Services Agreement against payments due under any of the Other Intercompany Agreements.

8.	IT and MIS Services. Atari shall continue to provide to the Infogrames Affiliates the IT and MIS services listed in Exhibit B1 during the Initial Term and any Renewal Period, if any. Interactive shall bear the costs of the IT and MIS Services, as identified and set forth in Exhibit B1, which costs are inclusive of all and any licenses and maintenance fees paid by Atari for the systems and other tools provided by Atari to the Infogrames Affiliates and are based on the allocations set forth on Exhibits B2 and B3. The Infogrames Affiliates are authorized by Atari to seek to implement the Assistance Project and Atari will provide reasonable and supervised access to its systems as are necessary for such implementation.

9.	Facilities Management Services. During the Term, Atari shall allocate to the Infogrames Affiliates that portion of its office space located at 417 Fifth Avenue, New York as is further described in Exhibit C1 (the “Office Space”).

Atari shall relocate its employees whose working areas are within the Office Space to areas outside of the Office Space by January 31, 2008.

To the extent permitted by Atari’s lease for the premises located at 417 Fifth Avenue, New York (the “Lease”) (subject to any required landlord approval), the parties shall in good faith negotiate a sublease for the Office Space which shall extend for the duration of the Lease.

Either party shall give the other 60 days written notice of its intention to vacate the premises governed by the Lease and terminate the allocation arrangement. Notwithstanding the foregoing, the Infogrames Affiliates agree that they will not vacate the Office Space and terminate the allocation arrangement prior to March 31, 2008. Each party shall be responsible for its own costs incurred in connection with any such termination.

In payment for the Office Space, Infogrames shall bear the portion of the rent, including utilities and other categories of costs listed in Exhibit C2 (i.e., maintenance, phone services, electricity, water, heat, etc), which is based upon the ratio of the Office Space to the overall space rented under the Lease terms and conditions.

10.	ESA Membership. The Infogrames Affiliates acknowledge that Atari has previously provided to them a copy of the documentation evidencing the membership dues payable by Atari with respect to its membership in and other fees payable to the Entertainment Software Association and the Entertainment Software Review Board (collectively, the “ESA Dues”), which inures to the mutual benefit of the Infogrames Affiliates.

Accordingly, during the Term, Infogrames shall bear a portion of the costs of the ESA Dues representing 60% of the aggregate ESA Dues.

11.	Third Party Vendors. Within 30 days of the Effective Date, Atari shall provide the Infogrames Affiliates with a list of the third party vendors that it utilizes in connection with the provision of the Services.

12.	Expiration/Termination of this Intercompany Services Agreement or Specific Services.
(a) Either party may terminate this Intercompany Services Agreement for cause (i.e., material breach and failure to cure within thirty (30) days or bankruptcy/liquidation of the other party).
(b) For all Services other than the IT and MIS Services and Facilities Management Services, the Infogrames Affiliates may terminate any specific Service set forth on EXHIBIT A1 provided that it provides prompt notice to Atari that, within 15 days of the next Atari payroll cycle (the “Notice Period”), it will no longer require the specific Service and upon the expiration of the Notice Period Atari shall no longer provide such Service (except that the Infogrames Affiliates shall remain responsible for all fees and costs incurred through and including the Notice Period).
(c) For the IT and MIS Services, the Infogrames Affiliates may terminate any specific Service set forth on EXHIBIT B1 (for clarity, “specific Service” refers to each sub-item listed on Exhibit B1) provided that it provides prompt notice to Atari that, within 30 days (the “IT/MIS Notice Period”), it will no longer require the IT and MIS Services and upon the expiration of the IT/MIS Notice Period Atari shall no longer provide such IT and MIS Services (except that the Infogrames Affiliates shall remain responsible for all fees and costs incurred through and including the IT/MIS Notice Period).
(d) Termination of the facility management services identified in Section 9 hereof shall be governed by the terms of Section 9.
(e) If the Infogrames Affiliates obtain independent membership in the Entertainment Software Association and the Entertainment Software Review Board they shall be permitted to cease paying their portion of the ESA Dues upon 30 days notice

13.	Indemnification. Each of the IESA Affiliates hereby releases, indemnifies and agrees to hold harmless Atari and its vendors and their affiliates, successors and assigns (and its and their officers, directors, employees, sublicensees, customers and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) which arise out of provision of the Services, other than such losses and/or damages which arise out of Atari’s or its vendor’s gross negligence or willful misconduct, respectively. Provided, however, that nothing in this paragraph shall require the Infogrames Affiliates to indemnify Atari with respect to any employment claims or liabilities asserted by the Service Employees.

14.	Certain Agreements and Indemnities to Survive Termination of Agreement. The Infogrames Affiliates payment obligations shall survive any termination of this Intercompany Services Agreement and the Infogrames Affiliates indemnity obligation under Section 13 and the Parties remedies obligation under Section 18 shall also survive. All other obligations hereunder shall terminate as of the date of termination of this Intercompany Services Agreement.

15.	Governing Law. This Intercompany Services Agreement will be governed by and interpreted in accordance with the laws of the State of New York. The parties hereby agree that any action arising out of this Intercompany Services Agreement will be brought solely under the relevant courts located in New York, New York and irrevocably submit to the exclusive jurisdiction of any such court and waive any objection that either party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.

16.	No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any person or entity, including any employee or former employee of the parties or any affiliate or associate thereof (including any beneficiary or dependent thereof).

17.	Relationship of Parties. Nothing herein contained shall be deemed or construed by the Infogrames Affiliates or Atari or for any other party as creating the relationship of principal and agent or of partnership, joint employers or joint venture by the parties hereto.

18.	Remedies; Specific Performance. Without prejudice to any rights or remedies otherwise available to any party hereto, the Infogrames Affiliates and Atari hereby acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement by any of the Infogrames Affiliates or Atari and agree that the obligations of any of the Infogrames Affiliates or Atari, as the case may be, shall be specifically enforceable.

19.	Long Form Agreement. At the written request of Infogrames, made on or before December 15, 2007, the parties shall enter into good faith negotiations and enter into a long form intercompany services agreement on or before January 18, 2008 encompassing the terms set forth in this Intercompany Services Agreement and such other business and legal terms and conditions (including, without limitation, customary mutual representations, warranties, indemnities, limitations of liability and confidentiality obligations.) upon which the parties hereto may mutually agree (such long form distribution agreement being referred to herein as the “Long Form Intercompany Services Agreement”). The parties expressly acknowledge and agree that if the Long Form Intercompany Services Agreement is not executed by the parties, this Intercompany Services Agreement shall remain in full force and effect.

20.	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:
if to any of the Infogrames Affiliates, to:

Infogrames Entertainment SA
1 Place Verrazzano
Lyon 69252 Lyon Cedex 09 France

Attention:	Chief Operating Officer
Telephone:	(+33) 437643764
Telecopy:	(+33) 4 37 64 30 95

Attention:	S.V.P Legal and Business Affairs
Telephone:	(+33) 4 37 64 39 12
Telecopy:	(+33) 437643095
if to Atari, to:

Atari, Inc.
417 Fifth Avenue
New York, New York 10016

Attention:	General Counsel
Telephone:	(212) 726-6500
Telecopy:	(212) 726-6590
Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail). Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
21.	Execution in Counterparts and Facsimiles. This Intercompany Services Agreement (and all exhibits, appendices and amendments) may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Intercompany

Services Agreement by facsimile, TIFF or PDF also may deliver a manually executed counterpart of this Intercompany Services Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

22.	General. This Intercompany Services Agreement constitutes the entire agreement of the Parties relating to the Services and the termination thereof, and supersedes any and all prior and contemporaneous oral and/or written agreements concerning the subject matter hereof and shall be binding upon all successors and assigns of the Parties. This Intercompany Services Agreement can only be modified by a writing signed by Atari and Infogrames. This Intercompany Services Agreement, once signed by an authorized representative of each of the Parties, shall constitute a valid and binding agreement, as of the Effective Date.
[signature page follows]

          IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties hereto have executed this Intercompany Services Agreement as of the Effective Date.

Infogrames Entertainment SA		Atari, Inc.

By:	/s/ Patrick Leleu	By:	/s/ Curtis G. Solsvig

	(Signature)		(Signature)

Name:	Patrick Leleu	Name:	Curtis Solsvig

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Title:	Chairman and CEO	Title:	Chief Restructuring Officer

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Atari Interactive, Inc.		Humongous, Inc.

By:	/s/ Hastefort	By:	/s/ Hastefort

	(Signature)		(Signature)

Name:	Hastefort	Name:	Hastefort

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Title:	CEO	Title:	Chairman

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